EXHIBIT 6.18

                              EMPLOYMENT AGREEMENT
                             SUMMARY OF PARTICULARS

RECITALS:

1. Dyer Communications, Inc. desires assurance of the continued association and services of John Rodney Dyer in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

2. John Rodney Dyer desires to continue in the employ of Dyer Communications, Inc. and is willing do so on the terms and conditions set forth below.

3. The parties also acknowledge that Dyer Communications, Inc. may become part of a new marketing and design company which may be formed in combination with Michel Russo, Inc. and/or other entities. For the purpose of this Agreement, such possible new marketing and design company will be named Total Communications, Inc. ("TC").

Therefore, in consideration of the above recitals and of the mutual promises and conditions in this agreement ("Agreement"), it is agreed as follows:

I.       EMPLOYER: Dyer Communications, Inc. ("Company")

II.      EMPLOYEE: John Rodney Dyer ("Employee")

III.     TITLE AND CAPACITY: President of Company.

IV. DUTIES AND OBLIGATIONS: Customary duties of President, reporting to Gerald Green or his successor, as described in Paragraph 1 of Appendix A.

V. EXCLUSIVITY: Employee's services shall be exclusive, as more fully described in Paragraph 6 of Appendix A; provided, however, that Employee shall be entitled to devote a non-material portion of his time to other activities and business interests.

VI. TERM: The Term of Employee's employment hereunder ("Term") shall commence as of January 1, 1999 and end at midnight on December 31, 1999; provided, however, that unless Company or Employee gives written notice to the other party at least sixty (60) days before any anniversary of the date of this Agreement, this Agreement's Term shall be extended for additional one (1) year terms on January 1 of each year. This Agreement's Term shall include any automatic extensions pursuant to the preceding sentence; and provided further, however, that this Agreement may be terminated as provided for in Appendix B of this Agreement.

VII. FIXED COMPENSATION: Employee shall receive $100,000 ("Fixed Compensation") per annum payable in accordance with Company's standard policies, as set forth in

         Paragraph 3.1 of Appendix A. Company's Board of Directors shall review Employee's Fixed Compensation then being paid to Employee not less frequently than every twelve (12) months. Following such review, Company's Board of Directors may, in its sole discretion, decide to increase Employee's Fixed Compensation and/or any other benefits. Company's Board of Directors shall not decrease Employee's Fixed Compensation without Employee's prior written approval.

VIII. INCENTIVE COMPENSATION: Employee shall receive within thirty (30) days after Company reports its revenues for the six (6) month period ended June 30, 1999 and then for each fiscal year during which he is employed under this Agreement, and in any event within one hundred and twenty
         (120) days after the end of such six (6) month period ended June 30, 1999 and then of each such fiscal year, an incentive compensation payment ("Incentive Compensation") equal to five percent (5%) of the net profits of TC and its wholly owned subsidiaries. The term "net profits" as used in this paragraph, shall mean TC's and its wholly owned subsidiaries' consolidated annual net operating income before the deduction or allowance for federal or state income taxes. The determination of net profits shall be made by TC's auditor in accordance with generally accepted accounting principles, consistent with TC's past accounting practices, and shall be conclusive on all parties. Employee may, at his own expense, but not more than once annually, audit the applicable records. Any such audit shall be conducted only by a public accountant during reasonable business hours after reasonable advance notice and in such manner as not to interfere with Company's normal business activities and shall not continue more than thirty (30) consecutive days.

IX. STOCK BONUS: As additional compensation to Employee under this Agreement, Company shall grant to Employee shares of common stock, par value $.001 (the Common Stock") of Total Film Group, Inc., a Delaware corporation and parent of the Company (hereinafter the "Parent"), pursuant to the following terms and conditions:

A. Stock Issuances: Subject to the terms set forth in this Section IX, Company shall cause the Parent to issue shares of Common Stock to Employee as follows: 50,000 shares immediately upon execution of this Agreement by both parties hereto; 50,000 shares on the first business day one year from the date of this Agreement (hereinafter the "Second Bonus Payment"); and 50,000 shares on the first business day eighteen months from the date of this Agreement (hereinafter the "Third Bonus Payment"). The stock certificates shall bear a restricted legend in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

B.       Effect of Termination of Employment, Death or Disability:
         Notwithstanding the provisions of Paragraph XIV C., in the event that this Agreement is terminated without cause or the Employee resigns from his position with Company prior to the date of the Second Bonus Payment, the obligation of Company to grant the Second Bonus and the Third Bonus Payments shall be null and void and Employee shall have no further rights to such stock bonuses. Notwithstanding the provisions of Paragraph XIV C., if this Agreement is terminated without cause or the Employee resigns from his position with Company after the date of the Second Bonus Payment, but prior to the Third Bonus Payment, the obligation of Company to grant the Third Bonus Payment shall be null and void and Employee shall have no further rights to such stock bonus. In the event that Employee is terminated at any time for cause as set forth in Paragraph XIV B., any and all rights such individual may have in the unissued stock bonuses shall be null and void and Employee shall have no further rights to such stock bonuses. In the event of the death of the Employee, all rights such individual may have in the unissued stock bonuses shall be null and void and Employee and/or Employee's estate shall have no further rights to such stock bonuses. In the event of the disability of Employee as set forth in Paragraph XIV A., Employee shall continue to have the right to receive the bonus shares hereunder until this Agreement is terminated.

C. Reservation of Stock: Company shall cause the Parent to reserve for issuance of the stock bonuses set forth above the number of shares of Common Stock subject to such unissued stock bonuses. The Parent may reserve either authorized but unissued shares or issued shares that have been acquired by the Parent.

D. Dilution or Other Adjustment: In the event that the number of shares of Common Stock of the Parent from time to time issued and outstanding is increased pursuant to a stock split or a stock dividend, the number of shares of Common Stock to be issued pursuant to the Second or Third Bonus Payment shall be increased proportionately. In the event that the number of shares of Common Stock of the Parent from time to time issued and outstanding is reduced by a combination or consolidation of shares, the number of shares of Common Stock to be issued pursuant to the Second or Third Bonus Payment shall be reduced proportionately. No fraction shares shall be issued, and any fractional shares resulting from the computations pursuant to this subparagraph shall be eliminated from the respective Second or Third Bonus Payment. No adjustment shall be made for cash dividends, for the issuance of additional shares of Common Stock for consideration approved by the Board of Directors of the Parent, or for the issuance to stockholders of rights to subscribe for additional Common Stock or other securities.

E. Assignment: Neither the Second or Third Bonus Payment may be assigned by Employee without the prior written consent of Company.

F. Securities Law Provisions: Company shall cause the Parent to take all reasonable steps as it deems appropriate to permit issuance of the shares of Common Stock as specified in this Paragraph pursuant to a valid exemption from registration or qualification under applicable federal and state securities laws; provided, that in no event shall the Parent be required to consent to the general service of process or to qualify as a foreign corporation in any jurisdiction where Employee resides if such jurisdiction is different than Employee's present residence. In order to comply with exemptions from the registration requirements of the Security Act of 1933, and certain state securities statutes, the Parent may require Employee to make certain representations and execute and deliver to Parent certain documents as a condition to issuance of the shares of Common Stock hereunder, all in form and substance satisfactory to Parent as determined in its sole discretion. In the event

         Parent reasonably determines that the shares of Common Stock cannot be issued in compliance with applicable federal and state securities laws in the absence of registration or qualification under such statutes, neither Parent nor Company shall be under any obligation to issue the shares of Common Stock pursuant hereto. Neither Company nor Parent is under any obligation to provide registration rights in connection with any of the shares of Common Stock issued pursuant to this Paragraph.

G. Right of First Refusal; Option upon Termination or Death: Employee agrees that he will not sell, transfer, assign, or in any way alienate any of the shares of Common Stock of the Parent received as stock bonuses pursuant to this Agreement (hereinafter the "Shares"), or any right or interest therein, whether voluntary or by operation of law, or by gift or otherwise without the prior written consent of the Parent, except through a transfer which meets the requirements of this subparagraph.

a. Voluntary Sales: In the event that Employee wishes to dispose of the Shares or any portion thereof (the "Offered Shares") through a voluntary sale or other disposition, Employee shall first notify the Parent of the identities of the proposed purchaser or purchasers, the number of Offered Shares and the proposed price and terms of sale. The Parent shall thereupon have a right of first refusal to purchase the Offered Shares at the price and on the terms offered by the proposed purchaser. If the Parent does not exercise its right to purchase with respect to all of the Offered Shares within ten (10) business days following receipt of the notice from Employee, Employee shall have the right for a period of ninety (90) days thereafter to sell the Offered Shares not purchased by the Parent at the same or higher prices and terms as were available to the Parent.

b. Termination or Death of Employee: In addition to the right of first refusal in the event of voluntary sales as set forth above, for a period of ninety (90) days following the termination of Employee's employment with Company, either voluntarily on the part of Employee or for good cause by Company, or following the death of Employee, the Parent shall have the option to purchase a portion or all of the Shares at a purchase price equal to seventy five percent (75%) of the average bid price of the Shares as quoted on the Bulletin Board, or other quotation service, for the five (5) trading days immediately prior to the date of termination or death. Employee shall make no voluntary sales of the Shares during such ninety (90) day period without the prior written consent of the Parent. Any voluntary sales of the Shares following such ninety (90) day period shall be subject to subparagraph
         a. above.

c. Permitted Transfers: Notwithstanding any provisions of this subparagraph to the contrary, Employee may transfer the Shares, or any portion thereof, to his spouse or issue, or to a trust for his or their benefit. The transferee, or any subsequent transferee, shall hold such Shares subject to all the provisions of this Agreement and shall make no further transfers other than as permitted in subparagraph a. above. As a condition to the effectiveness of any permitted transfer contemplated hereby, the transferee shall execute an acknowledgment and consent of the provisions hereof. On the death or termination of Employee, the transferee shall be required to sell the Shares as provided in subparagraph

         b. above in the same manner and to the same extent as Employee would have been required to sell the Shares.

d. Endorsement of Stock Certificate(s): Each certificate representing Shares subject to this Paragraph shall be stamped with a legend in substantially the following form: "The transfer of the shares of stock represented by the within certificate is restricted under the terms of an Employment Agreement dated as of January 1st, 1999, a copy of which is on file at the office of Company".

H. Amendment: This Section XI shall not be amended without the prior written consent of the Parent. The Parent shall be deemed a third party beneficiary of this Agreement.

X. AUTOMOBILE ALLOWANCE: Employee shall be entitled to a monthly automobile allowance of $1,087.25 per month, in accordance with Paragraph 3.3 of Appendix A.

XI. BUSINESS EXPENSES: Reasonable business expenses and travel expenses will be reimbursed to Employee in accordance with Paragraphs 3.4.1 and
         3.4.2 of Appendix A.

XII. MEDICAL AND OTHER BENEFITS: Same as provided to other similar level executives of Company, as more fully described in Paragraph 3.5 of Appendix A.

XIII. VACATION: Employee shall be entitled to twenty (20) days annual paid vacation leave as set forth in Paragraph 3.6 of Appendix A.

XIV. TERMINATION: As set out in Appendix B, summarized as follows:

A. Death or Disability: Immediately upon death or upon notice for absence caused by disability for sixty (60) consecutive days (or ninety (90) days in the aggregate) in any twelve (12) month period of the Term; all Fixed and Incentive Compensation vested to the date of death or disability is paid; provided, however, that Company shall have no right to terminate Employee's employment as a result of the disability of Employee unless Employee is entitled to full benefits for permanent, total disability under the disability insurance policy maintained by Company for the benefit of Employee.

B. For Cause: Immediately upon cause for termination; Customary definition (including (a) material breach which is not cured within five (5) business days after Company provides written notice of such breach, (b) felony, and (c.) alcoholism); all accrued Fixed and Incentive Compensation vested to the termination date is paid, without prejudice to any of Company's other rights.

C. Without Cause: Upon three (3) months prior notice; provided, however, that in the event that Employee is terminated pursuant to this Section, Employee shall be entitled to his full Fixed and incentive Compensation and all other benefits set forth herein through the end of the then current Term or renewal term (or through the end of the next succeeding renewal term if such termination occurs within the final sixty (60) days of any year and no notice of non-renewal is provided by Company or either party - as applicable - prior to such sixty-day period.

XV. GOVERNING LAW: This Agreement shall be subject to the Laws of the State of California as more fully described in Paragraph 18 of Appendix A.

XVI. ARBITRATION: Disputes to be resolved by binding arbitration, as more fully described in Paragraph 17 of Appendix A.

XVII. WORK LOCATION: Services to be rendered in Company's business premises in Los Angeles County, which shall be no more than ten (10) miles from 9107 Wilshire Blvd., Beverly Hills, CA.

XVIII. ADDITIONAL TERMS: Additional customary terms as set forth in Appendices A and B attached hereto are incorporated by reference herein (collectively, including this Summary of Particulars, this " Agreement").

IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Los Angeles, as of January 1st, 1999.


DYER COMMUNICATIONS, INC.

By: /s/ Gerald Green
Its: President


ACCEPTED AND AGREED:

/s/ John Rodney Dyer


                          END OF SUMMARY OF PARTICULARS

                                   APPENDIX A

SCOPE OF APPENDIX A

All terms and conditions of this Appendix A are incorporated in the Agreement (hereinafter this "Agreement").

1.       DUTIES AND OBLIGATIONS

1.1 Company hereby employs Employee and Employee hereby agrees to render services in the capacity of President of Company, consistent with the provisions of Paragraph 2 of this Appendix A.

1.2 Employee also hereby agrees that Employee's services may be assigned and/or loaned by Company to any of its subsidiaries or related entities. Any such subsidiary or related entity to whom Employee's services are assigned or loaned hereunder is hereafter referred to as a "Borrower Company". In the event Employee's services are assigned and/or loaned to a Borrower Company, Company agrees to remain liable for all compensation and benefits to which Employee is entitled.

1.3 In serving as President of Company, and subject to the policies and directives of Company's Board of Directors, Employee shall be in charge of and responsible for all development, production and operational matters of Company. Employee shall consult with the management committee in the decision-making process of Company relating to all material matters concerning administrative and operational matters.

1.4 Employee's responsibilities shall include performing all services customarily rendered by executives of a similar position in the advertising industry as reasonably required by the management committee. Subject to the provisions of Section VI of the Summary of Particulars, Employee shall devote his entire and exclusive productive business time, ability and attention to the business of Company during the term of this Agreement.

1.5 Employee shall not on behalf of Company, without the specific prior written approval of the management committee of Company, or except in accordance with Company's bylaws, or in accordance with guidelines provided by Company's Board of Directors from time to time, do or contract for any of the following:

1.5.1    Borrow money on behalf of Company or loan of Company's money.

1.5.2 Assign, mortgage, encumber, transfer or sell any of Company's assets or property.
1.5.3 Enter into any material contract or executory commitments on behalf of Company which involves a payment by Company of more than $5,000.

1.6 It is expressly understood and agreed that Employee shall not submit or furnish to any person or entity other than Company any ideas, formats, material or properties relating to the advertising and design business and that any and all ideas, formats, material and/or properties relating to the advertising and design business conceived, created, developed and/or written by Employee during the Term or any extension thereof shall be and become the sole and absolute property of Company for any and all purposes whatsoever pursuant to the terms hereof.

2.       TERM

As provided in Section VII of the Summary of Particulars.

3.       COMPENSATION AND BENEFITS

3.1      Fixed Compensation

During the Term of this Agreement, Company shall pay Employee for all services rendered and all rights granted hereunder the fixed compensation provided in Section VII of the Summary of Particulars. Such compensation shall be payable in accordance with Company's standard payroll policies and shall have deducted any applicable withholding taxes and standard and/or legally required deductions.

3.2      Incentive Compensation

Employee shall be entitled to the Incentive Compensation set forth in Section VIII of the Summary of Particulars.

3.3      Automobile Allowance

Employee shall be entitled to an automobile allowance as set forth in Section X of the Summary of Particulars. Other than the foregoing allowance, Company shall not pay and Employee shall not be entitled to reimbursement for any other costs or expenses related to the operation, maintenance or insurance of Employee's automobile.

3.4      Business Expenses

3.4.1 Subject to the provisions of Section XI of the Summary of Particulars, during the Term of this Agreement, Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee, in connection with the performance of Employee's services under this Agreement upon receipt of invoices, receipts or such other supporting information evidencing the nature and payment of such expenses by Employee, as is reasonably deemed appropriate by Company and is consistent with Company's accounting practices. Any major expense (e.g. travel) outside of or in excess of amounts contained in Company's policies must be pre-approved by the management committee of Company in writing.

3.4.2 Notwithstanding Paragraph 3.4.1, all such business expenses will be subject to such limits and categories applicable to other similar level executives of Company as may from time to time be provided in writing by the management committee of Company or any applicable Borrower Company.

3.4.3 Company shall provide an office suitable for a similar level executive of Employee's standing and the services of a secretary, for Employee's use in connection with Employee's services hereunder. The amount of compensation payable to such secretary shall be subject to the approval of Company.

3.5      Insurance

3.5.1 Company agrees to cause Employee to be covered by medical and dental insurance plans provided to employees of Company under the terms and conditions provided to such employees, or other substantially similar plans. Such insurance will contain coverage and benefits no less favorable than that provided to any other similar level executive of Company.

3.5.2 Company may secure "key man" insurance covering Employee and Employee shall have no right, title or interest in or to such insurance. Employee agrees to submit to any usual and customary medical examination required to effect such insurance (at which examination Employee may elect to have his own physician present) and to sign such application or other documents reasonably required in connection therewith.

3.5.3 Whenever compensation is payable to Employee hereunder during any period when he is partially or totally disabled and such disability except for the provisions hereof, would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter adopted by Company (it being acknowledged that Company currently has no such plan in effect or has any immediate plans to implement such a plan) or according to Company's policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Employee by an insurance company under an insurance policy paid for by Company or by a governmental agency, the amounts paid to him by said insurance company or governmental agency shall be considered to be a part of the payments to be made by Company pursuant to this Paragraph and shall not be in addition thereto.

3.6      Vacation and Holidays

Company shall provide Employee with the normal Company and public holidays, and up to 20 working days per year during the Term as paid vacation accruing
- for accounting purposes - pro-rata for each week of services rendered hereunder during the Term of this Agreement, to be utilized at such times and periods as shall be mutually agreed to in good faith between Employee and Company. Employee agrees that, unless Employee received written direction from Company to not take all or part of his vacation, all paid vacation days accrued during the Term shall be payable at the termination of Employee's employment hereunder based upon his then current rate of pay.

3.7      Other Benefits

Employee shall be considered for inclusion in any other benefits or plans offered to other similar level executives of Company; provided, however that nothing herein shall require Company to increase the value of benefits and compensation to which Employee is entitled pursuant to Paragraph 3.1 through
3.6 above or the Summary of Particulars.

4.       EXTENT OF SERVICES

4.1 Subject to the provisions of Section V of the Summary of Particulars, Employee shall devote Employee's exclusive business time, attention and energies to the business of Company, and any Borrower Company to which Employee's services are assigned or loaned under the terms of this Agreement, to the best of Employee's ability with loyalty, good faith and full regard for the efficient and economic conduct of such businesses.

4.2 Employee hereby warrants and represents that Employee's employment hereunder does not and shall not conflict in any way whatsoever with any involvement, or violate any agreement that Employee now or previously has or may have during the Term of Employee's employment hereunder with any person or entity.

5.       OWNERSHIP OF RESULT OF SERVICES

5.1 Any and all results and proceeds of services performed by Employee within the scope of Employee's duties hereunder shall be owned by Company, or any applicable Borrower Company, and shall be deemed in all respects as works made for hire, and Company shall be the sole and absolute author and proprietor thereof.

5.2 Employee agrees to execute and deliver to Company, or to any Borrower Company during or after the Term of said employment, such assignment or other instruments as Company, or the respective related entity or subsidiary of Company, may reasonably require from time to time to evidence the ownership of the rights and interests and of the results and proceeds of Employee's services as before mentioned.

5.3 Employee hereby appoints Company, or such applicable Borrower Company (and their respective successors and assigns as the case may be) as Employee's irrevocable attorney- in-fact with full power of substitution and delegation in Employee's name or in the name of Company or applicable Borrower Company to take such actions and execute such documents as Company may deem reasonably necessary to enforce and protect any and all of such rights and interests which documents Employee has previously failed or refused to sign and deliver to Company or Company's designee (after Employee has been given a reasonable opportunity to do so). In the event that any document is signed in Employee's name pursuant to the powers granted hereunder, Company shall provide a copy of such document to Employee.

6.       NON-DISCLOSURE OF TRADE SECRETS

6.1.     Employee shall not:

6.1.1 Except for actions taken in the course of Employee's employment, during the Term of this Agreement or at any time thereafter, willfully use or divulge to any person, company or corporation, either directly or indirectly, any financial or other material information of a confidential or proprietary nature obtained by Employee while in the employment of Company or any Borrower Company. The parties hereby stipulate that, as between them, the foregoing matters are important, material and confidential and gravely affect the effective and successful conduct of the business of Company and its goodwill, and that any intentional, willful or habitual breach of the terms of this provision is a material breach of this Agreement and constitutes grounds for termination.

6.1.2 During the Term of this Agreement, be actively engaged or concerned or interested in any business whatsoever other than that of Company except as (i) the owner for investment of shares or other securities quoted or dealt in or on any recognized stock exchange; or (ii) as a passive investor in any other business which is not in competition in the same market with any business or company owned by Company or any affiliate of Company; or (iii) as the co-owner of Pane e Vino.

6.1.3 If terminated by Company, within 1 (one) year of the termination of Employee's employment hereunder, howsoever effected, engage in any business in competition with Company, and/or call on, solicit, take away, or attempt to call on, solicit, take away any of the customers of Company, and/or directly or indirectly solicit, hire or recruit any employee of Company.

6.2 If any of the restrictions contained in clause 6 is held not to be valid as going beyond what is reasonable for the protection of the interests of Company, but would be valid if part of the wordings were deleted or its extent reduced or modified, then such restriction shall apply with such modifications as may be necessary to make it enforceable.

7.       TERMINATION

This Agreement may be terminated as set forth in Appendix B attached hereto and incorporated herein.

8.       DAMAGES

In the event that Employee is awarded any damages as compensation for any breach of this Agreement, a breach of any covenant contained in this Employment Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on a breach of any provision of this Agreement or related in any way to Employee's employment hereunder (other than with respect to physical injuries suffered by Employee or intentional or grossly negligent actions by Company or its employees), such damages shall be limited to contractual damages and shall exclude punitive damages and any other type of tort damages. Employee specifically waives any right to seek or be entitled to injunctive or other equitable relief in the event of a breach by Company hereunder. Employee agrees and acknowledges that in making any claims or recovering any damages awarded in connection with this Agreement, Employee will look solely to Company or any applicable Borrower Company and to Company's assets or the assets of any applicable Borrower Company and will in no circumstances seek to recover such damages from any of Company's or Borrower Company's constituent shareholders, directors or executives or any of Company's or Borrower Company's parents, subsidiaries or related entities or Gerald Green, personally.

9.       PROVISIONS SURVIVING TERMINATION

It is expressly agreed that notwithstanding termination of Employee's employment with and by Company for any reason or cause or under any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of Employee and Company, respectively, in relation to the time up to and including the date of termination, and all the provisions of this Appendix A and of Appendix B of this Agreement which expressly or impliedly by their terms survive the termination of this Agreement, including without limitation the provisions of Paragraphs 5 through 19 of this Appendix A shall remain and continue in full force and effect unless and until Company's board of Directors in their absolute discretion resolves otherwise and so notifies Employee in writing.

10.      WAIVER

10.1 The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.2 No waiver shall be valid unless it is in writing and signed by the party to be charged; and, in the case of Company, on behalf of Company pursuant to a resolution by Company's Board of Directors.

11.      REPRESENTATIONS AND WARRANTIES

11.1 Employee hereby represents, warrants and agrees that Employee is under no disability, restriction or prohibition, whether contractual or otherwise (i) with respect to his rights to execute this Agreement,
         (ii) to grant the rights to his services as provided hereunder, or
         (iii) with respect to his right to perform the terms and provisions herein contained. Employee hereby agrees and does hereby defend, indemnify, save and hold Company, and its directors, officers, partners, shareholders, employees, agents, legal representatives, licensees, affiliates, predecessors, successors and assigns, harmless from and against any and all claims, demands, damages, liabilities, costs, losses and expenses (including legal costs and reasonable outside attorneys' fees) arising out of or in connection with any breach of any of the warranties, representations and agreements made by Employee in this Agreement. Employee agrees to reimburse Company, on demand, for any payment made by Company at any time with respect to any such demand, liability, costs, loss or expense to which the foregoing indemnity applies; provided, such payment arises from a final adverse judgment or arbitration or a settlement made with Employee's prior consent, which consent Employee shall not unreasonably withhold. Company shall notify Employee in writing of any such claim, demand or action promptly after Company has been formally advised thereof and Employee shall have the right, at his expense to participate in the defense thereof with counsel of his choice.

11.2 Company hereby represents, warrants and agrees that it is under no disability, restriction or prohibition, whether contractual or otherwise to (i) with respect to its rights to execute this Agreement, or (ii) with respect to its rights to perform the material terms and provisions contained therein. Company hereby agrees and does hereby defend, indemnify, save and hold Employee harmless from and against any and all claims, demands, damages, liabilities, costs, losses and expenses (including legal costs and reasonable outside attorneys' fees) arising out of or in connection with any breach of any of the warranties, representations and agreements made by Company in this Agreement. Company agrees to reimburse Employee, on demand, for any payment made by Employee at any time with respect to any such demand, liability, costs, loss or expense to which the foregoing indemnity applies; provided, such payment arises from a final adverse judgment or arbitration or a settlement made with Company's prior consent, which consent Company shall not unreasonably withhold. Employee shall notify Company in writing of any such claim, demand or action promptly after Employee has been formally advised thereof and Company shall have the right, at his expense to participate in the defense thereof with counsel of its choice.

12.      ENTIRE AGREEMENT

12.1 No representation, promise or inducement has been made by either party that is not embodied in this Agreement, or incorporated by reference herein, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

12.2 This Agreement contains the entire agreement and understanding of the parties and is effective on the date set forth in Paragraph 3 of Appendix A of this Agreement for the commencement of this Agreement. This Agreement supersedes and voids all prior agreements, arrangements and understandings entered into between Company or any or its respective related entities or subsidiaries, on the one hand, and Employee, on the other hand.

12.3 This Agreement may not be changed orally but only by an agreement in writing signed pursuant to a resolution of Company's Board of Directors and by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

13.      ASSIGNMENT

Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign or encumber any of the Employee's rights or delegate any of Employee's duties or obligations under this Agreement.

14.      NOTICES

Any notice required or desired to be given under this Agreement shall be deemed given if it is expressed in writing and sent by certified mail or if delivered by telefax or personally to the following persons, or such other persons as may be designated in writing by the parties hereto from time to time:

If to Company:                Dyer Communications, Inc.
                              8360 Melrose Avenue, 3rd Floor
                              Los Angeles, CA 90069

with a courtesy copy to:      Total Film Group, Inc.
                              9107 Wilshire Blvd., Suite 475
                              Beverly Hills, CA 90210
                              Attention: Gerald Green

                                    and

                              Ronald N. Vance, Esq.
                              American Plaza II
                              57 West 200 South
                              Suite 310
                              Salt Lake City, Utah 84101

If to Parent:                 Total Film Group, Inc.
                              9107 Wilshire Blvd., Suite 475
                              Beverly Hills, CA 90210
                              Attention: Gerald Green

with a courtesy copy to:      Ronald N. Vance, Esq.
                              American Plaza II
                              57 West 200 South
                              Suite 310
                              Salt Lake City, Utah 84101

If to Employee:               John Rodney Dyer
                              153 South Camden Drive
                              Beverly Hills, CA 90210

15.      GENERAL

15.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique and intellectual character, which gives them a peculiar value and that each breach or threatened breach of any provision of this Agreement may cause Company irreparable injury and damage, which cannot be reasonably or adequately compensated in damages and in action at law. Accordingly, without limiting any right or remedy which Company may otherwise have, Employee specifically agrees that Company shall be entitled to seek, in addition to any other rights and remedies, injunctive relief or other equitable relief to enforce and protect its rights under this Agreement and to prevent or curtail any breach or threatened breach.

15.2 Nothing in this Agreement shall be construed as to so require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event, the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within such legal requirements.

15.3 If any term or provision of this Agreement is held to be invalid or unenforceable under California law, the remaining portions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision.

15.4 Section 508 of the Federal Communication Act makes it a criminal offense for any person connected with the production or preparation of any program intended for broadcasting to accept or pay any money, service or other valuable consideration for the inclusion of any matter as a part of any such program without disclosing the same to the employer of the person to whom such payment is made or to the person for whom such program is being produced. Employee understands that it is Company's policy not to permit any employee of Company to accept or to pay any such consideration and Employee represents and agrees that Employee has not accepted, nor will accept, and that Employee has not paid, or will not pay, any money, service or other valuable consideration for the inclusion of any "plug", reference or product identification or any other matter with respect to the Company's projects.

16.      ATTORNEYS FEES

In the event of any legal action or arbitration which arises out of or relates to any provision of this Agreement, the losing party to such action (based on the final judgment, arbitration decision or settlement thereof) shall bear the reasonable attorneys' fees and related costs of the prevailing party.

17.      ARBITRATION

17.1 Any claim, controversy or dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with this Section 17.1. Such dispute shall promptly be submitted by Employee and Company for resolution to a single arbitrator (who shall be a retired former judge of a trial court of federal jurisdiction in California or a federal district court) selected by the parties hereto in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").

17.2 The decision of the Arbitrator shall be final and binding upon the parties and judgment may be entered thereon by any court having jurisdiction. Company and Employee hereby submit to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any ruling made by the Arbitrator.

17.3 In any arbitration hereunder concerning Company's right to terminate Employee's employment hereunder, the following shall apply:

17.3.1 If the Arbitrator shall hold that Company terminated Employee's employment pursuant to Paragraph 1 or 2 of Appendix B, Employee shall be entitled to no remedy or compensation other than the compensation or benefits expressly payable pursuant to Paragraph 1.2 or 2.3 of Appendix B, as applicable.

17.3.2 If the Arbitrator shall hold that Employee was not terminated for any of the reasons set forth in Paragraphs 1 or 2 of Appendix B, Company shall be deemed for all purposes of this Agreement to have given notice of termination on the fifth (5th) business day after notice was initially given pursuant to paragraph 1 or 2 of Appendix B. In such event, Employee shall be entitled to receive only such amounts as provided for in Paragraph 3 of Appendix B.

17.4 For the avoidance of doubt, Employee and Company agree that the Arbitrator shall not be authorized to award punitive, exemplary or any other type of non-contractual damages consistent with Paragraph 10 of this Appendix A.

18.      GOVERNING LAW

This Agreement shall be deemed to have been made under and shall be interpreted in accordance with and governed by the laws of the State of California applicable to contracts executed and to be performed in California.

19.      CONSTRUCTION

The language of this Agreement shall always and for all purposes be construed as a whole according to its fair common meaning and not strictly for or against either of the parties hereto.


                              END OF APPENDIX A

                                   APPENDIX B

All terms and conditions of this Appendix B are incorporated in the Agreement.

1.       Death or Disability:

1.1 Employee's employment hereunder shall terminate automatically in the event of Employee's death, or upon written notice in the event of Employee's absence or inability to render the services required hereunder because of illness or incapacity after sixty (60) consecutive days (or ninety (90) days in the aggregate) in any twelve (12) month period during the Term; provided, however, that Company shall have no right to terminate Employee's employment as a result of his disability unless he is entitled to full benefits for permanent, total disability under the disability insurance policy maintained by Company for the benefit of Employee pursuant to Section XIV of the Summary of Particulars.

1.2 In case of termination hereunder due to death, absence or inability to render the services required because of illness or incapacity, Employee or his estate shall be entitled to receive all Fixed Compensation which has accrued and would otherwise be payable to Employee pursuant to Paragraph 3.1 of Appendix A together with the Incentive Compensation which has accrued and vested as of the date of termination.

2.       Termination For Cause:

2.1 Company may at any time by written notice to Employee, terminate Employee's employment hereunder, without prejudice to any of Company's other rights, for any of the events listed under Section 2.2 below which are not capable of immediate cure (including, without limitation, the events set forth in paragraphs 2.2.2, 2.2.3 and 2.2.4), or which, if capable of cure, remains uncured for a period of five (5) business days after Employee receives written notice from Company that such an event has occurred, and setting forth the nature of the breach and the action required to remedy the same.

2.2 The following acts shall constitute grounds for termination of Employee's employment hereunder:

2.2.1 Breach of any material term of this Agreement or malfeasance or material non-feasance with respect to Employee's duties which is set forth in this Agreement or asserted by a resolution of Company's board of directors;

2.2.2 Conviction of a felony offense or other criminal offense involving dishonesty or moral turpitude;

2.2.3 Becoming bankrupt and having a second receiving order (or any analogous order under any applicable law) made against Employee or making any general composition with Employee's creditors;

2.2.4    Alcoholism or drug addiction.

2.3 Termination under Paragraph 2.1 shall be effective upon the date of written notice, or as stated in such notice. In the event of any such termination, all of Company's obligations under this Agreement and the Appendices attached hereto shall forthwith cease and terminate on such effective date with the exception of Company's obligation to pay any Fixed and Incentive Compensation which have accrued and vested and are payable to Employee pursuant to Paragraph 3 of Appendix A, without prejudice to any of Company's other rights and Employee shall have no other claim or recourse against Company or any affiliate thereof, whether or not under this Agreement, for the payment or the performance of any other obligation.

3.       Termination Without Cause:

3.1 Company shall have the right at any time to terminate Employee's employment hereunder for any reason without cause by giving three (3) months prior written notice to Employee of such termination. In the event of any such termination, Employee shall be entitled to his full Fixed and Incentive Compensation and all other benefits set forth herein through the end of the current Term or renewal term (or through the end of the next succeeding renewal term if such termination occurs within the final sixty (60) days of any year and no notice of non-renewal is provided by Company or either party - as applicable - prior to such sixty-day period.

3.2 Any amounts payable to Employee pursuant to Paragraph 3.1 shall be payable in accordance with Company's payroll policies, less applicable withholding taxes and payroll deductions, if any, and any other legally required deductions. Furthermore, the remedy provided for in Paragraph
         3.1 above shall be deemed liquidated damages and shall constitute the sole and exclusive remedy at law, in arbitration or in equity for any dispute whatsoever, whether of a contractual or non-contractual nature, which is based in whole or in part, on the contention that Company did not have sufficient cause to terminate Employee's employment, or acted in an improper or unlawful fashion in terminating Employee's employment.

                                END OF APPENDIX B